EXHIBIT 10.1

Post-2004 Universal City Development Partners, Ltd.

Variable Deferred Compensation Plan

for

Executives

Plan Document

(Effective for Deferrals after December 31, 2004)

ARTICLE 1. PURPOSE

The purpose of the Post-2004 Universal City Development Partners Variable Deferred Compensation Plan for Executives (the “Plan”) is to provide a means whereby Universal City Development Partners, Ltd. (hereinafter referred to as the “Company”) may afford increased financial security, on a tax-favored basis, to a select group of key management employees of the Company who have rendered and continue to render valuable services to the Company which constitute an important contribution towards the Company’s continued growth and success, by providing for additional future compensation so that such employees may be retained and their productive efforts encouraged. This document is applicable to deferrals of salary and bonus otherwise payable on and after January 1, 2005. Salary and bonus deferred prior to January 1, 2005 is controlled by, and subject to, the terms of the Universal City Development Partners Variable Deferred Compensation Plan for Executives (the “Prior Plan”), as in effect on January 1, 2002 and as it may subsequently be modified. Elections made by Participants under the terms of this Plan document shall not modify elections made under the terms of the Prior Plan and vice versa.

ARTICLE 2. DEFINITIONS

Section 2.1. Affiliate. “Affiliate” means any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company. “Affiliate” also includes Vivendi Universal Entertainment LLLP, The Blackstone Group LP (and, for periods before purchase of its interest by Blackstone Group LP, Rank Organization PLC), their Affiliates and any other organizations similarly related to the Company that is designated as such by the Committee.

Section 2.2. Base Salary. “Base Salary” means with respect to a Participant for any Plan Year such Participant’s annual base salary before deferral pursuant to this Plan or any agreement or any other plan of the Company whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Internal Revenue Code Section 401(K) or reduced in accordance with Code Section 125.

Section 2.3. Base Salary Deferral. “Base Salary Deferral” means that portion of the Base Salary which an eligible employee has made an annual irrevocable election to defer receipt of until the date specified under the In-Service Distribution Option and/or the Retirement Distribution Option.

Section 2.4. Beneficiary. “Beneficiary” means the person or persons designated as such in accordance with Section 11.3.

Section 2.5. Bonus Compensation. “Bonus Compensation” means, with respect to a Participant for any Plan Year, such Participant’s bonus compensation before deferral pursuant to this Plan or any agreement or any other plan of the Company whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125.

Section 2.6. Bonus Compensation Deferral. “Bonus Compensation Deferral” means that portion of the Bonus Compensation which an eligible employee has made an annual irrevocable election to defer receipt of until the date specified under the In-Service Distribution Option and/or the Retirement Distribution Option.

Section 2.7. Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Section 2.8. Committee. “Committee” means the persons appointed by the Company to administer the Plan.

Section 2.9. Company. “Company” means Universal City Development Partners, Ltd.

Section 2.10. Disabled. “Disabled” means a mental or physical condition which qualifies a Participant for benefits under the Company’s insured Long Term Disability Plan, which renders the Participant unable to engage in any substantial gainful activity and which is a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Section 2.11. Distribution Option. “Distribution Option” means the two distribution options which are available under the Plan, consisting of the Retirement Distribution Option and the In-Service Distribution Option.

Section 2.12. Distribution Option Account. “Distribution Option Account” or “Accounts” means, with respect to a Participant, the Retirement Distribution Account and/or the In Service Distribution Account established on the books of account of the Company, pursuant to Section 5.1, for each Distribution Option Period.

Section 2.13. Distribution Option Period. “Distribution Option Period” means that period of not more than five (5) Plan Years, as designated by the Committee from time to time, for which an Eligible Employee elects, in his Enrollment Agreement, the time and manner of payment of amounts credited to his Distribution Option Accounts for such Plan Years.

Section 2.14. Earnings Crediting Options. “Earnings Crediting Options” means the options selected by the Participant from time to time pursuant to which earnings are credited to the Participant’s Distribution Option Accounts.

Section 2.15. Effective Date. “Effective Date” means the original effective date of the Plan, which is January 1, 2005.

Section 2.16. Eligible Employee. “Eligible Employee” means an Employee who is a member of the group of selected management and/or highly compensated employees of the Company designated by the Committee as eligible to participate in the Plan.

Section 2.17. Employee. “Employee” means any person employed by the Company on a regular full-time salaried basis or who is an officer of the Company.

Section 2.18. End Termination Date. “End Termination Date” means the date of termination of a Participant’s Service with the Company and its Affiliates.

Section 2.19. Enrollment Agreement. “Enrollment Agreement” means the authorization form which an Eligible Employee files with the Company to participate in the Plan.

Section 2.20. In-Service Distribution Account. “In-Service Distribution Account” means the Account maintained for a Participant for each Distribution Option Period to which Base Salary and/or Bonus Compensation and Company matching Contributions deferred by a Participant pursuant to the In-Service Distribution Option are credited.

Section 2.21. In-Service Distribution Option. “In-Service Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.2.

Section 2.22. Matching Contributions. “Matching Contributions” are those credited to the Participant’s In-Service Distribution Account and Retirement Distribution Account by the

Company in accordance with section 4.3. Matching Contributions are to be allocated between the Participant’s In-Service Account and Retirement Distribution Account in proportion to the Participant’s deferrals to those accounts.

Section 2.23. Participant. “Participant” means an Eligible Employee who has filed a completed and executed Enrollment Agreement with the Committee or its designee and is participating in the Plan in accordance with the provisions of Article 4.

Section 2.24. Plan. “Plan” means this plan, called the Post – 2004 Universal City Development Partners Ltd. Variable Deferred Compensation Plan for Executives, as amended from time to time.

Section 2.25. Plan Year. “Plan Year” means the 12 month period beginning on each January 1 and ending on the following December 31. The first Plan Year begins January 1, 2005.

Section 2.26. Qualified Plan. “Qualified Plan” means the Universal Orlando 401(K) Plan, (formerly known as the S.T.A.R.S. (Save to Achieve Retirement Success) Plan and before that, the Universal Studios Florida Retirement Plan Plus) or any successor plan which allows for compensation deferrals in accordance with Internal Revenue Code Section 401(K).

Section 2.27. Retirement. “Retirement” means the termination of the Participant’s Service with the Company (for reasons other than death) at or after age 65, or if the Participant has 10 or more years of Service, at or after age 55.

Section 2.28. Retirement Distribution Account. “Retirement Distribution Account” means the Account maintained for a Participant for each Distribution Option Period to which the Company Matching Contributions, Base Salary and/or Bonus Compensation deferred by a Participant pursuant to the Retirement Distribution Option are credited.

Section 2.29. Retirement Distribution Option. “Retirement Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.1.

Section 2.30. Service. “Service” means the period of time during which an employment relationship exists between an Employee and the Company, including any period during which the Employee is on an approved leave of absence, whether paid or unpaid. “Service” also includes employment with an Affiliate if an Employee transfers directly between the Company and the Affiliate.

ARTICLE 3. ADMINISTRATION OF THE PLAN

The Committee is hereby authorized to administer the Plan and establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to construe and interpret the Plan and to determine the rights, if any, of Participants and Beneficiaries under the Plan. The Committee’s resolution of any matter concerning the Plan shall be final and binding upon any Participant and Beneficiary affected thereby. Members of the Committee shall be eligible to participate in the Plan while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member’s interest in the Plan as a Participant.

ARTICLE 4. PARTICIPATION

Section 4.1. Election to Participate. Annually, all Eligible Employees will be offered the opportunity to defer Base Salary and/or Bonus Compensation payable for services performed in the following Plan Year. Any Eligible Employee may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee prior to the beginning of such Plan Year. Pursuant to said Enrollment Agreement, the Eligible Employee shall elect (a) the percentage, in a whole percentage up to 80%, of Base Salary and/or up to 100% of Bonus Compensation (in each case after required payroll tax deductions and prior to deferral hereunder) may be taken from subsequent payments of Base Salary and/or Bonus Compensation payable for services performed during the Plan Year and deferred hereunder, (b) the Distribution Option Accounts to which such amounts will be credited, and (c) shall provide such other information as the Committee shall require. The Committee may permit a separate election with respect to Base Salary up to the Social Security Wage Base for the year, Base Salary between the Social Security Wage Base and that year’s Code section 401(a)(17) limit and Base Salary in excess of the latter. Notwithstanding anything in this Plan to the contrary, any election by a Participant to defer Base Salary or Bonus Compensation for any Plan Year by less than 2%, or such other amount as the Committee may determine from time to time, shall not be given effect.

Section 4.2. New Eligible Employees. The Committee may, in its discretion, permit Employees who first become Eligible Employees after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, provided that the election is made no later than 30 days following the date the Employee becomes an Eligible Employee. Notwithstanding the foregoing, however, any election by an Eligible Employee, pursuant to this section, to defer Base Salary and/or Bonus Compensation shall apply only to such amounts for services performed by the Eligible Employee after the date on which such Enrollment Agreement is filed.

Section 4.3. Matching Contributions. An Eligible Employee who elects to participate in the Plan pursuant to Section 4.1 and/or Section 4.2 shall be eligible to receive Matching Contributions by Universal City Development Partners Ltd. The amount of such Matching Contributions for a Plan Year shall be (i) 100% of the amount deferred under this Plan, but not to exceed 3% of the excess of the Participant’s Base Salary for the Plan Year plus Bonus Compensation paid during the Plan Year over $170,000 (or such other amount specified in Internal Revenue Code Section 401(a)(17)); plus (ii) 50% of additional deferrals not to exceed an additional 2% of the excess of the Participant’s Base Salary for the Plan Year plus Bonus Compensation paid during the Plan Year over $170,000 (or such other amount specified in 401(a)(17); plus (iii) 4% of the amount deferred under this Plan to the extent that such deferral reduces the Participant’s considered compensation for purposes of the Universal Orlando 401(K) Retirement Plan; but (iv) during the period, if any, in which he is not eligible for the Company’s 401(k) plan, Matching Contributions of the Company will be 100% of the Eligible Employee’s deferral under this Plan, not to exceed 3% of his Compensation for the Period plus 50% of additional deferrals for the period not to exceed an additional 2% of his Compensation for that period.

Notwithstanding the foregoing, Matching Contributions will only be made if the Company has sufficient current operating or accumulated net income. Matching Contributions will be credited to the Distribution Option Account to which the matched Base Salary or Bonus Compensation deferrals are credited. Matching Contributions will be credited as frequently as determined by the Committee but in any event at least once per year. Matching Contributions will be credited as soon as practicable in the Participant’s final year of Participation.

Section 4.4. Vesting. All contributions to the Plan, whether Base Salary Deferrals, Bonus Compensation Deferrals or Matching Contributions, as well as all earnings thereon, will always be immediately 100% vested, and not subject to forfeiture for any reason. (Negative earnings are not considered a forfeiture.)

Section 4.5. 2005 Deferral Election Cancellation. At any time prior to December 1, 2005, a Participant will have the opportunity to cancel, in whole or in part, his deferral election previously filed with respect to amounts deferred during 2005 or which relate to bonuses paid in 2006 for services performed in 2005. With respect to deferrals so cancelled, amounts previously deferred shall be refunded to the Participant, together with earnings credited thereon, and such payments shall be made and taxable to the Participant no later than December 31, 2005. Amounts not yet deferred that are subject to the cancellation shall instead by paid, and taxed, to the Participant at the time payment would have been made absent the original election to defer. A cancellation, once made, is not subject to further cancellation or revocation.

ARTICLE 5. DISTRIBUTION OPTION ACCOUNTS

Section 5.1. Distribution Option Accounts. The Committee shall establish and maintain Distribution Option Accounts with respect to each Participant. A Participant’s Distribution Option Accounts shall consist of the Retirement Distribution Account and/or one or more In-Service Distribution Option Accounts. The amount of Base Salary and/or Bonus Compensation deferred pursuant to Section 4.1 or Section 4.2 shall be credited by the Company to the Participant’s Distribution Option Account no later than the first day of the month following the month in which such Base Salary and/or Bonus Compensation would otherwise have been paid, in accordance with the Distribution Option irrevocably elected by the Participant in the Enrollment Agreement. Any amount once taken into account as Base Salary and/or Bonus Compensation for purposes of this Plan shall not be taken into account thereafter. Matching Contributions, when credited, are credited to the Distribution Option Accounts in the same proportion as the Base Salary and/or Bonus Compensation they match. The Participant’s Distribution Option Accounts shall be reduced by the amount of payments made by the Company to the Participant or the participant’s Beneficiary pursuant to this Plan.

Section 5.2. Earnings on Distribution Option Accounts. A Participant’s Distribution Option Accounts shall be credited with earnings in accordance with the Earnings Crediting Options elected by the Participant from time to time. Participants may allocate each of their Retirement Distribution Accounts and/or In-Service Distribution Accounts among the Earnings Crediting Options available under the Plan only in whole percentages of not less than five (5) percent. The rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of the corresponding investment of such investment fund as the Company may designate from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges. The Company reserves the right, on a prospective basis, to add or delete Earnings Crediting Options.

Section 5.3. Earnings Crediting Options. Notwithstanding that the rates of return credited to Participants’ Distribution Option Accounts under the Earnings Crediting Options are based upon the actual performance of the corresponding portfolios of such investment funds as the Company may designate, the Company shall not be obligated to invest any Base Salary and/or Bonus Compensation deferred by Participants under this Plan, Matching Contributions, or any other amounts, in such portfolios or in any other investment funds.

Section 5.4. Changes in Earnings Crediting Options. A Participant may change the Earnings Crediting Options to which his Distribution Option Accounts are allocated not more frequently than four (4) times per Plan Year. Each such change may include (a) reallocation of the Participant’s existing Accounts in whole percentages of not less than five (5) percent, and/or (b) change in investment allocation of amounts to be credited to the Participant’s Accounts in the future, as the Participant may elect. Notwithstanding the foregoing, however, in the event the Company deletes an Earnings Crediting Option, a Participant whose Accounts are allocated to such Earnings Crediting Option, in whole or in part, shall be entitled to reallocate his Distribution Option Accounts and/or any amounts to be credited in the future to such Distribution Option Accounts among the remaining Earnings Crediting Options, at the time of such deletion, without regard to the annual limit of four (4) such changes.

Section 5.5. Valuation of Accounts. The value of a Participant’s Distribution Option Accounts as of any date shall equal the amounts theretofore credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such accounts in accordance with Section 5.2 through the day preceding such date, less the amounts theretofore deducted from such Accounts.

Section 5.6. Statement of Accounts. The Committee shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in each of his Distribution Option Accounts.

Section 5.7. Distributions from Accounts. Any distribution made to or on behalf of a Participant from one or more of his Distribution Option Accounts in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

ARTICLE 6. DISTRIBUTION OPTIONS

Section 6.1. Election of Distribution Option. In the Enrollment Agreement filed with the Committee prior to the beginning of each Distribution Option Period, an Eligible Employee shall irrevocably allocate his deferrals and Matching Contributions between the Distribution Options in increments of ten (10) percent, provided, however that 100 percent of such deferrals and Matching Contributions may be allocated to one or the other of the Distribution Options.

Section 6.2. Retirement Distribution Option. Subject to Section 7.1, distribution of the Participant’s Retirement Distribution Account for any Distribution Option Period shall commence upon (a) the Participant’s Retirement, or (b) if later, the Participant’s attainment of age 65, as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established. Once a Retirement Distribution Option election is made, it may be modified by filing a subsequent written election, but any modification will be effective only:

(a) if it has been on file for at least 12 months, and

(b) it does not permit the acceleration of the time or schedule of any payment under the Plan, and

(c) except in the case of payments contingent upon death, being Disabled or due to Hardship, the first payment with respect to which the election is made must be at least 5 years later than the date the first payment would otherwise have been made.

Section 6.3. In-Service Distribution Option. Subject to Section 7.2, the Participant’s In-Service Distribution Account for any Distribution Option Period shall be distributed commencing in the year elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established. Notwithstanding the foregoing, if a Participant elects to receive a distribution of his In-Service Distribution Account for any Distribution Option Period commencing in a year which is within such Distribution Option Period, the Participant shall not be entitled to allocate any additional deferrals and Matching Contributions to such In-Service Distribution Account after the date on which such Account is distributed.

Once during 2005, but no later than December 1, 2005, an In-Service Distribution Option election previously made for 2005 may be modified to specify a different date for initial payment and/or a different payment schedule. After December 1, 2005, once an In-Service Distribution Option election is made, it may be modified by filing a subsequent written election, but any modification will be effective only:

(a) if it has been on file for at least 12 months prior to the January 1 of the calendar year in which the original initial payment was to have been made, and

(b) the first payment with respect to which the modified election is made must be at least 5 years later than the date the first payment would otherwise have been made.

ARTICLE 7. BENEFITS TO PARTICIPANTS

Section 7.1. Benefits Under the Retirement Distribution Option. Benefits under the Retirement Distribution Option shall be paid to a Participant as follows:

(a) Benefits Upon Retirement. In the case of a Participant whose Service with the Company terminates on account of his Retirement, the Participant’s Retirement Distribution Account with respect to any Distribution Option Period shall be distributed (i) in a lump sum, or (ii) in five (5), ten (10), or fifteen (15) annual installments, or any other mathematically derived formula acceptable to the Committee as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established. Any lump-sum benefit payable in accordance with this paragraph shall be paid not later than January 31 of the Plan Year following the Plan Year in which occurs the Participant’s Retirement or, if later, attainment of age 65 as elected by the Participant in accordance with Section 6.2, in an amount equal to the value of such Retirement Distribution Account as of the last business day of the Plan Year preceding the date of payment. Annual installment payments, if any, shall commence not later than January 31 of the Plan Year following the Plan Year in which occurs the Participant’s Retirement or if later, attainment of age 65, as elected by the Participant in accordance with Section 6.2, in an amount equal to (i) the value of such Retirement Distribution Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such Retirement distribution Account was established. The remaining annual installments shall be paid not later than January 31 of each succeeding year in an amount equal to (i) the value of such Retirement Distribution Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining.

(b) Benefits Upon Termination of Employment. In the case of a Participant whose Service with the Company terminates prior to the earliest date on which he is eligible for Retirement, other than on account of his disability or death, the vested portion of a Participant’s Retirement Distribution Account with respect to any Distribution Option Period shall be distributed in a lump sum as soon as practicable following the Participant’s End Termination Date or attainment of age 65, or in 5, 10 or 15 year installments, or any other mathematically derived formula acceptable to the Committee, as elected by the Participant in accordance with section 6.2.

Section 7.2. Benefits Under the In-Service Distribution Option. Benefits under the In-Service Distribution Option shall be paid to a Participant as follows:

(a) In-Service Distributions. In the case of a Participant who continues in Service with the Company, the vested portion of a Participant’s In-Service Distribution Account for any Distribution Option Period shall be paid to the Participant commencing no later than January 31 of the year irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established, in one lump sum or in annual installments payable over 2, 3, 4, or 5 years. Any lump-sum benefit payable in accordance with this paragraph shall be paid not later than January 31 of the year irrevocably elected by the Participant in accordance with Section 6.3, in an amount equal to the vested value of such In-Service Distribution Account as of the last business day of the Plan Year preceding the date of payment. Annual installment payments, if any, shall commence not later than January 31 of the Plan Year irrevocably elected by the Participant in accordance with Section 6.3, in an amount equal to (i) the vested value of such In-Service Distribution Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established. The remaining annual installments shall be paid not later than January 31 of each succeeding year in an amount equal to (i) the vested value of such In-Service Distribution Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining.

(b) Benefits Upon Termination of Employment. In the case of a Participant whose Service with the Company terminates prior to the date on which the Participant’s In-Service Distribution Account with respect to any Distribution Option Period would otherwise be distributed, other than on account of his disability or death, the vested portion of such In-Service Distribution Account shall be distributed either (i) in a lump sum as soon as is practicable following the Participant’s End Termination Date; (ii) in annual installments commencing on the date such In-Service Distribution Account would otherwise have been distributed; or (iii) in a lump sum on the date such In-Service Distribution Account would otherwise have been distributed, all as irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established.

ARTICLE 8. DISABILITY

In the event a Participant becomes Disabled, the Participant’s right to make any further deferrals under this Plan shall terminate as of the date which the Participant first receives benefits under the Company’s Long-Term Disability Benefit Plan, as amended from time to time. The Participant’s Distribution Option Accounts shall continue to be credited with earnings in accordance with Section 5.2 until such Accounts are fully distributed. For purposes of this Plan, a Disabled Participant will not be treated as having terminated Employment. The Participant’s Retirement Distribution Accounts, if any, shall be distributed to the Participant in accordance with Section 7.1(a), provided, however, that distribution of the Participant’s Retirement Distribution Accounts, if any, shall commence not later than January 31 of the Plan Year immediately following the later of (a) the Plan Year in which the Participant first becomes eligible for Retirement, or (b) the Plan Year in which the Participant first received benefits under the Company’s Long-Term Disability Plan, as amended from time to time. The Participant’s In-Service Distribution Accounts, if any, will be distributed to the Participant in accordance with Section 7.2(a).

ARTICLE 9. SURVIVOR BENEFITS

Section 9.1. Death of Participant Prior to the Commencement of Benefits. In the event of a Participant’s death prior to the commencement of benefits in accordance with Article 7, benefits shall be paid to the Participant’s Beneficiary, as determined under Section 11.3, pursuant to Section 9.2 or 9.3, whichever is applicable, in lieu of any benefits otherwise payable under the Plan to or on behalf of such Participant.

Section 9.2. Survivor Benefits Under the Retirement Distribution Option. In the case of a Participant with respect to whom the Company has established one or more Retirement Distribution Accounts, and who dies prior to the commencement of benefits under such Retirement Distribution Accounts pursuant to Section 7.1, distribution of such Retirement Distribution Accounts shall be made (a) in a lump sum as soon as practicable following the Participant’s death, or (b) in 5, 10 or 15 year installments or any other mathematically derived formula acceptable to the Committee and beginning as elected by the Participant in accordance with section 6.2. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such Retirement Distribution Accounts as of the last business day of the calendar month immediately preceding the date on which such benefit is paid. The amount of any annual installment benefit payable in accordance with this Section shall equal (a) the value of such Retirement Distribution Accounts as of the last business day of the calendar month immediately preceding the date on which such installment is paid, divided by (b) the number of annual installments remaining to be paid pursuant to the irrevocable election of the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Accounts were established.

Section 9.3. Survivor Benefits Under the In-Service Distribution Option. In the case of a Participant with respect to whom the Company has established one or more In-Service Distribution Accounts, and who dies prior to the date on which such In-Service Distribution Accounts are to be paid pursuant to Section 7.2, distribution of such In-Service Distribution Accounts shall be made (a) in a lump sum as soon as practicable following the Participant’s death, or (b) at such time and in such form as such In-Service Distribution Accounts would otherwise have been distributed in accordance with Section 7.2 had the Participant lived, as irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Accounts were established. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such In-Service Distribution Accounts as of the last business day of the calendar month immediately preceding the date on which such benefit is paid.

Section 9.4. Death of Participant After Benefits Have Commenced. In the event a Participant who elected the Retirement Distribution Option for any Distribution Option Period dies after annual installment benefits payable under Section 7.1 from one or more of the Participant’s Retirement Distribution Accounts have commenced, but before the entire balance of such Retirement Distribution Accounts has been paid, any remaining installments shall continue to be paid to the Participant’s Beneficiary, as determined under Section 11.3, at such times and in such amounts as they would have been paid to the Participant had he survived.

ARTICLE 10. EARLY DISTRIBUTIONS

Section 10.1. Emergency Benefit

In the event that the Committee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from the vested portion of his Distribution Option Account, as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 11.9 (the “Emergency Benefit”). For purposes of this Plan, an unforeseeable financial emergency is a severe financial hardship to the Participant arising from an illness or accident of the Participant, the Participant’s spouse or a dependent (within the meaning of Code section 152(a)) or the loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of circumstances beyond the control of the Participant. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Emergency benefits may not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The amount necessary to relieve the distribution is determined after taking into account any reimbursement or compensation by insurance or otherwise and by liquidation of the Participant’s assets to the extent that the liquidation of assets would not itself cause financial hardship. Emergency Benefits shall be paid first from the Participant’s In-Service Distribution Accounts, if any, to the extent the vested balance of one or more of such In-Service Distribution Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed to the Participant. If the distribution exhausts the vested In-Service Distribution Accounts, the vested Retirement Distribution Accounts may be accessed. With respect to that portion of any Distribution Option Account which is distributed to a Participant as an Emergency Benefit, in accordance with this Article, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year.

ARTICLE 11. MISCELLANEOUS

Section 11.1. Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Company, or by any other entity authorized by the Company, provided, however, that no such amendment, suspension, discontinuance or termination shall accelerate, reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Accounts as of the effective date of such amendment, suspension, discontinuance or termination.

Section 11.2. Claims Procedure.

a. Claim

A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Benefits Department of the Company, setting forth his claim.

b. Claim Decision

Upon receipt of a claim, the Benefits Department of the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in face, deliver such reply within such period. The Benefits Department of the Company may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a) The specific reason or reasons for such denial

(b) The specific reference to pertinent provisions of this Agreement on which such denial is based;

(c) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(d) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(e) The time limits for requesting a review under subsection c. and for review under subsection d. hereof.

c. Request for Review

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Company. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such sixty (60) day period, he shall be barred and estopped from challenging the determination.

d. Review of Decision

Within sixty (60) days after the Committee’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

Section 11.3. Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

Section 11.4. Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

Section 11.5. No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

Section 11.6. Obligations to Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

Section 11.7. Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

Section 11.8. Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant’s Distribution Option Accounts in accordance with his prior elections.

Section 11.9. Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

Section 11.10. Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made. Not withstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company.

Section 11.11. Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

Section 11.12. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Florida, without reference to the principles of conflict of laws.

Section 11.13. Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

Section 11.14. Gender. Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

Section 11.15. Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Benefits Department, or to such other entity as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or Certification.

ARTICLE 12. SIGNATURE

This Plan is hereby adopted and approved, to be effective as of the 1st day of January, 2005.

UNIVERSAL CITY DEVELOPMENT PARTNERS Ltd.

By:	/s/ John R. Sprouls
John R. Sprouls
Its:	EVP, Human Resources, Legal Business Affairs